Exhibit 4.19
Note: Do not sign and return this document to the Company. By clicking on the [“ACCEPT” box], you acknowledge that you have read the information below and agree to be bound by the terms of the Plan and Agreement, including the Appendix.

AMYRIS, INC.
2020 EQUITY INCENTIVE PLAN
GLOBAL NOTICE OF RESTRICTED STOCK UNIT AWARD

Unless otherwise defined herein, the terms defined in the Amyris, Inc. (the “Company”) 2020 Equity Incentive Plan (the “Plan”) will have the same meanings in this Global Notice of Restricted Stock Unit Award and the electronic representation of this Global Notice of Restricted Stock Unit Award established and maintained by the Company or a third party designated by the Company (this “Notice”).
Name:
Address:
You (“Participant”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Global Restricted Stock Unit Award Agreement (the “Agreement”), including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of the Agreement.
Grant Number:
Number of RSUs:
Date of Grant:
Vesting Commencement Date:
Expiration Date:    The earlier to occur of: (a) the date on which settlement of all RSUs granted hereunder occurs, (b) the tenth anniversary of the Date of Grant or (c) on such date Participant’s Service terminates, as described in the Agreement.
Vesting Schedule:     Subject to the limitations set forth in this Notice, the Plan and the Agreement, the RSUs will vest in accordance with the following schedule: [insert applicable vesting schedule]
By accepting (whether in writing, electronically or otherwise) the RSUs, Participant acknowledges and agrees to the following:

1)Participant understands that Participant’s employment or consulting relationship or Service with the Company or a Parent or Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law, and that nothing in this Notice, the Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the RSUs pursuant to this Notice is subject to Participant’s continuing Service as an Employee, Director, Non-Employee Director or Consultant. To the extent permitted by applicable law, Participant agrees and acknowledges that the Vesting Schedule may change prospectively in the event that Participant’s service status changes and/or in the event Participant is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of Awards or as determined by the Committee.

2)This grant is made under and governed by the Plan, the Agreement and this Notice, and this Notice is subject to the terms and conditions of the Agreement and the Plan, both of which are incorporated herein by reference. Participant has read the Notice, the Agreement and the Plan.
3)Participant has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.
4)By accepting the RSUs, Participant consents to electronic delivery and participation as set forth in the Agreement.
1

AMYRIS, INC.
2020 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined in this Global Restricted Stock Unit Award Agreement (this “Agreement”), any capitalized terms used herein will have the same meaning ascribed to them in the Amyris, Inc. 2020 Equity Incentive Plan (the “Plan”).
Participant has been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Global Notice of Restricted Stock Unit Award (the “Notice”) and this Agreement, including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of this Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Notice or this Agreement, the terms and conditions of the Plan shall prevail.
1.Settlement. Settlement of RSUs will be made within 30 days following the applicable date of vesting under the Vesting Schedule set forth in the Notice. Settlement of RSUs will be in Shares. No fractional RSUs or rights for fractional Shares shall be created pursuant to this Agreement.
2.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant will have no ownership of the Shares allocated to the RSUs and will have no rights to dividends or to vote such Shares.
3.Non-Transferability of RSUs. The RSUs and any interest therein will not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.
4.Termination. If Participant’s Service terminates for any reason, all unvested RSUs will be forfeited to the Company forthwith, and all rights of Participant to such RSUs will immediately terminate without payment of any consideration to Participant. Participant’s Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) as of the date Participant is no longer actively providing services and Participant’s Service will not be extended by any notice period (e.g., Participant’s Service would not include a period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). Participant acknowledges and agrees that the Vesting Schedule may change prospectively in the event Participant’s service status changes and/or in the event Participant is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of awards or as determined by the Committee. In case of any dispute as to whether and when a termination of Service has occurred, the Committee will have sole discretion to determine whether such termination of Service has occurred and the effective date of such termination (including whether Participant may still be considered to be actively providing Services while on a leave of absence).
5.Taxes.
(a)Responsibility for Taxes. Participant acknowledges that, to the extent permitted by law, regardless of any action taken by the Company or a Parent, Subsidiary or Affiliate employing or retaining

Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs and the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN EACH OF THE JURISDICTIONS, INCLUDING COUNTRY OR COUNTRIES IN WHICH PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION.
(b)Withholding. Prior to any relevant taxable or tax withholding event, as applicable, to the extent permitted by applicable law, Participant agrees to make arrangements satisfactory to the Company and/or the Employer to fulfill all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by one or a combination of the following:
(i)withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or any Parent, Subsidiary or Affiliate;
(ii)withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization and without further consent);
(iii)withholding Shares to be issued upon settlement of the RSUs, provided the Company only withholds the number of Shares necessary to satisfy no more than the maximum statutory withholding amounts;
(iv)Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); and/or
(v)any other arrangement approved by the Committee and permitted under applicable law;
all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)-(v) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for Participant’s tax jurisdiction(s) in which case Participant will have no entitlement to the equivalent amount in Shares and may receive a refund of any over-withheld amount in cash in accordance with applicable law. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the withholding obligation for Tax-Related Items.
Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
6.Nature of Grant. By accepting the RSUs, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the RSUs and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Parent, Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Parent, Subsidiary or Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);
(f)the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Parent, Subsidiary or Affiliate;

(i)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages will arise from forfeiture of the RSUs resulting from Participant’s termination of Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); and
(k)neither the Company, the Employer nor any Parent, Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
7.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant acknowledges, understands and agrees he or she should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
8.Data Privacy. The Company is located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, USA, and grants RSUs under the Plan to employees and directors of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company's grant of RSUs under the Plan and its ongoing administration of such RSUs, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of this RSU, Participant expressly and explicitly consents to the personal data activities as described herein.
(a)Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about Participant, specifically, Participant's name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. Participant's Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company's legal basis for the collection, processing and use of Participant's Data is Participant's consent.
(b)Stock Plan Administration Service Providers. The Company and the Employer transfer Participant's Data to E*TRADE Financial Services or any of its successor or other third party service provider based in the United States of America and engaged by the Company to assist with the implementation, administration and management of RSUs granted under the Plan (collectively, the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share Participant's Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for Participant to receive and trade Shares acquired under the Plan. Participant will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of Participant's ability to participate in the Plan.

(c)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. Participant should note that Participant's country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of Participant's Data to the United States of America is Participant's consent.
(d)Voluntariness and Consequences of Consent, Denial or Withdrawal. Participant's participation in the Plan and Participant's grant of consent hereunder is purely voluntary. Participant may deny or withdraw his or her consent at any time. If Participant does not consent, or if Participant later withdraws his or her consent, Participant may be unable to participate in the Plan. This would not affect Participant's existing employment or salary; instead, Participant merely may forfeit the opportunities associated with participation in the Plan.
(e)Data Retention. Participant understands that Participant's Data will be held only as long as is necessary to implement, administer and manage Participant's participation in the Plan. When the Company no longer needs Participant's Data, the Company will remove it from its systems. If the Company retains Participant's Data longer, it would be to satisfy the Company's legal or regulatory obligations and the Company's legal basis would be for compliance with applicable laws, rules and regulations.
(f)Data Subject Rights. Participant understands that Participant may have the right under applicable law to (i) access or copy Participant's Data that the Company possesses, (ii) rectify incorrect Data concerning Participant, (iii) delete Participant's Data, (iv) restrict processing of Participant's Data, or (v) lodge complaints with the competent supervisory authorities in Participant's country of residence. To receive clarification regarding these rights or to exercise these rights, Participant understands that Participant can contact the Company's or the Employer's human resources representative by email at privacy@Amyris.com or by writing to the following address: Amyris, Inc., 5885 Hollis St, Suite 100, Emeryville, CA 94608, USA; Attention: Privacy Administrator. Company will process Participant’s requests related to these rights as the law allows, which means in some cases there may be legal or other official reasons that Company may not be able to address the specific request related to Participant’s rights to protect Participant’s privacy. Company will take steps to verify Participant identity before fulfilling any such request.
9.Language. Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if Participant has received this Agreement or any other document related to the RSU and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
10.Appendix. Notwithstanding any provisions in this Agreement, the RSUs will be subject to any special terms and conditions set forth in any appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
11.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
12.Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice, this Agreement and the provisions of the Plan (incorporated herein by reference). Participant: (a) acknowledges receipt of a copy of the Plan and the Plan prospectus, (b) represents that Participant has carefully read and is familiar with their provisions, and (c) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
13.Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No adverse modification of or adverse amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to this Agreement (which writing and signing may be electronic). The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party.
14.Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this RSU Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this RSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
15.Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, then (a) such provision will be excluded from this Agreement, (b) the balance of this Agreement will be interpreted as if such provision were so excluded and (c) the balance of this Agreement will be enforceable in accordance with its terms.
16.Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to such state’s conflict of laws rules.
Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Agreement, will be brought and heard exclusively in the United States District Court for the District of Northern California or the Superior Court of California, County of San Mateo. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

17.No Rights as Employee, Director or Consultant. Nothing in this Agreement will affect in any manner whatsoever any right or power of the Company, or a Parent, Subsidiary or Affiliate, to terminate Participant’s Service, for any reason, with or without Cause.
18.Consent to Electronic Delivery of All Plan Documents and Disclosures. By Participant’s acceptance of the Notice (whether in writing or electronically), Participant and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement. Participant has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and Agreement, and fully understands all provisions of the Plan, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address. By acceptance of the RSUs, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSUs and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail to Stock Administration. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail to Stock Administration.
19.Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country of residence, the broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Participant’s ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Shares, or rights to Shares (e.g., RSUs), or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing the inside information. Furthermore, Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and understands that Participant should consult his or her personal legal advisor on such matters. In addition, Participant acknowledges that he or she read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.
20.Foreign Asset/Account, Exchange Control and Tax Reporting. Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash resulting from his or her participation in the Plan. Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in Participant’s country and/or repatriate funds received in connection with the Plan within certain time limits or according to specified procedures. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal and tax advisors on such matters.
21.Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
22.Award Subject to Company Clawback or Recoupment. The RSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other Service that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s RSUs.
BY ACCEPTING THIS AWARD OF RSUS, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

APPENDIX
AMYRIS, INC.
2020 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

COUNTRY SPECIFIC PROVISIONS FOR PARTICIPANTS OUTSIDE THE U.S.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSUs granted to Participant under the Plan if Participant resides and/or works in one of the countries below. This Appendix forms part of the Agreement. Any capitalized term used in this Appendix without definition will have the meaning ascribed to it in the Notice, the Agreement or the Plan, as applicable.

The terms and conditions in this Appendix shall apply only to Participants that are Employees residing and/or working in Brazil or Portugal and to Participants that are Non-Employee Directors residing and/or working in Belgium or Switzerland.

If Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working, or Participant transfers employment and/or residency between countries after the Date of Grant, the Company will, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Participant under these circumstances.

Notifications

This Appendix also includes information relating to exchange control, securities laws, foreign asset/account reporting and other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control, foreign asset/account reporting and other laws in effect in the respective countries as of May 2020. Such laws are complex and change frequently. As a result, Participant should not rely on the information herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant vests in the RSUs, sells Shares acquired under the Plan or takes any other action in connection with the Plan.

In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

The notifications in this Appendix shall apply only to Participants that are Employees residing and/or working in Brazil or Portugal and to Participants that are Non-Employee Directors residing and/or working in Belgium or Switzerland.

Finally, if Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working and/or residing, or Participant transfers employment and/or residency after the Date of Grant, the information contained herein may not apply to Participant in the same manner.

BRAZIL
The information described below is applicable only to Participants that are Employees residing and/or working in Brazil.
Terms and Conditions
Compliance with Law. By accepting the RSU, Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with his or her participation in the Plan, including the vesting and settlement of the RSU, the receipt of any dividends, and the sale of the Shares acquired under the Plan.
Labor Law Acknowledgment. By accepting the RSU, Participant acknowledges, understands and agrees that, for all legal purposes, (a) the benefits provided to Participant under the Plan are the result of commercial transactions unrelated to Participant’s status as a Service provider, (b) Participant is making an investment decision, (c) the Plan is not a part of the terms and conditions of Participant’s employment or other Service, (d) the income from the RSU, if any, is not part of Participant's remuneration from employment or other Service, and (e) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to Participant.
Notifications
Foreign Asset/Account Reporting Information. If Participant is a resident or domiciled in Brazil, Participant may be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil. If the aggregate value of such assets and rights is equal to or greater than US$1,000,000 but less than US$100,000,000, a declaration must be submitted annually. If the aggregate value exceeds US$100,000,000, a declaration must be submitted quarterly.
Tax on Financial Transaction (“IOF”). Repatriation of funds (e.g., the proceeds from the sale of Shares) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is Participant's responsibility to comply with any applicable Tax on Financial Transactions arising from his or her participation in the Plan. Participant should consult with his or her personal tax advisor for additional details.

BELGIUM
The information described below is applicable only to Participants that are Non-Employee Directors residing and/or working in Belgium.
Notifications
Foreign Asset/Account Reporting Information. If Participant is a Belgian resident, Participant is required to report any securities (e.g., Shares acquired under the Plan) or bank accounts (including brokerage accounts) held outside of Belgium on his/her annual tax return. Participant is also required to complete a separate report providing the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbe.be, under the Kredietcentrales / Centrales des crédits caption.
Stock Exchange Tax Information. A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax will apply when Shares acquired pursuant to the RSUs are sold. Participant should consult with his or her tax or financial advisor for additional details on his or her obligations with respect to the stock exchange tax.
Annual Securities Accounts Tax. If the value of securities held in a Belgian or foreign securities account exceeds EUR1 million, an “annual securities accounts tax” applies. Participant should consult with his or her tax or financial advisor for additional details on his or her obligations with respect to the annual securities accounts tax.

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) / SWITZERLAND
The information described below is applicable only to Participants that are Employees or Non-Employee Directors residing and/or working in the EU/EEA or Switzerland.
Terms and Conditions
Data Privacy. If Participant resides and/or works in the EU/EEA or Switzerland, Section 9 of the Agreement shall be replaced with the following:
The Company is located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, USA, and grants RSUs under the Plan to employees and directors of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company's grant of the RSU under the Plan and its ongoing administration of such award, the Company is providing the following information about its data collection, processing and transfer practices, which Participant should carefully review.
(a)Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about Participant, specifically, Participant's name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. Participant's Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company's legal basis for such disclosure of Participant's Data is to satisfy its contractual obligations under the terms of the Agreement and this Appendix, and to comply with applicable laws, rules and regulations.
(b)Stock Plan Administrator. The Company and the Employer transfer Participant's Data to E*TRADE Financial Services or any of its successor or other third party service provider based in the United States of America and engaged by the Company to assist with the implementation, administration and management of RSUs granted under the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share Participant's Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for Participant to receive and trade Shares acquired under the Plan. Participant will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of Participant's ability to participate in the Plan.
(c)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. Participant should note that Participant's country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of Participant's Data to the United States of America is to satisfy its contractual obligations under the terms and conditions of this Agreement.
(d)Data Retention. Participant understands that Participant's Data will be held only as long as is necessary to implement, administer and manage Participant's participation in the Plan. When the Company no longer needs Participant's Data, the Company will remove it from its systems. If the Company retains Participant's Data longer, it would be to satisfy the Company's legal or regulatory obligations and the Company's legal basis would be for compliance with applicable laws, rules and regulations.
27121/00003/FW/11418913.3

(e)Data Subject Rights. Participant understands that Participant may have the right under applicable law to (i) access or copy Participant's Data that the Company possesses, (ii) rectify incorrect Data concerning Participant, (iii) delete Participant's Data, (iv) restrict processing of Participant's Data, or (v) lodge complaints with the competent supervisory authorities in Participant's country of residence. To receive clarification regarding these rights or to exercise these rights, Participant understand that Participant can contact the Company's human resources representative.

PORTUGAL
The information described below is applicable only to Participants that are Employees residing and/or working in Portugal.
Terms and Conditions
Language Consent. Participant hereby expressly declares that he or she is proficient in the English language and has read, understood and fully accepts and agrees with the terms and conditions established in the Plan and the Agreement. Conhecimento da Lingua. Participante, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e do Contrato.
Notifications
Foreign Asset/Account Reporting Information. If Participant is a Portuguese resident and holds Shares after vesting of the RSUs, the acquisition of the Shares should be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on Participant’s behalf. If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, Participant is responsible for submitting the report to the Banco de Portugal, unless Participant engages a Portuguese financial intermediary to file the reports on his or her behalf.

SWITZERLAND
The information described below is applicable only to Participants that are Non-Employee Directors residing and/or working in Switzerland.
Notifications
Securities Law Information. Neither this document nor any other materials relating to the RSU (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or (iii) has been or will be filed with, approved or supervised by, any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).